Exhibit 99.1

The following is a transcript of a Conference Call and Webcast of Telephone and Data Systems Inc. (“TDS”) held on August 8, 2011, from 7:30 a.m. to 8:30 a.m. Chicago time.  References to “U.S. Cellular” refer to TDS’ subsidiary, United States Cellular Corporation and references to TDS Telecom refer to TDS’ subsidiary, TDS Telecommunications Corporation.  TDS is filing the below written material for use on and after August 9, 2011.

Transcript:

Operator

Greetings and welcome to the TDS and U.S. Cellular second-quarter operating results conference call. At this time, all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation. (Operator Instructions). As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Jane McCahon, Vice President of Corporate Relations for TDS. Thank you, Ms. McCahon, you may begin.

Jane McCahon  - TDS Vice President, Corporate Relations

Thank you, Rob. Good morning and thank you for joining us today. I want to make sure you’re all aware of the two presentations we have prepared to accompany our comments this morning. One for the share combination proposal and the second one for second-quarter earnings, which you will find on the Investor Relations pages of the TDS and U.S. Cellular websites. With me today, and offering prepared comments from TDS, Kenneth R. Meyers, Executive Vice President and CFO; from U.S. Cellular, Mary Dillon, President and Chief Executive Officer; Steve Campbell, Executive Vice President Finance and CFO; and from TDS Telecom, Vicki Villacrez, Vice President, Finance and CFO. This call is being simultaneously webcast on the Investor Relations sections of both the TDS and U.S. Cellular website. Please see the websites for slides referred to on this call, including non-GAAP reconciliations.

Shortly after we issued our press releases this morning and before this call, TDS and U.S. Cellular filed SEC Form 8-K current reports, including the press releases we issued this morning. Both Companies plan to file their SEC Form 10-Q’s later today. TDS also filed an 8-K including the press release on the share combination proposal and expects to file the preliminary proxy materials today. In connection with our proposal this morning, Management is reaching out to meet with our shareholders to explain the details and rationale and answer any questions you may have. We look forward to meeting with you in the near future, and as always we have an open door policy, so if you are in Chicago or would like to meet with members of Management from TDS corporate, U.S. Cellular, or TDS Telecom, the Investor Relations team will try to accommodate you, calendars permitting.

On slide 2, the information set forth in these presentations today contains statements about expected future results and financial results that are forward-looking and subject to risks and uncertainties. Please review the Safe Harbor paragraphs in our releases and the more extended versions that will be included in our SEC filings. On slide 3, additionally, this presentation is not a solicitation of a proxy from any TDS shareholder. Additional information relating to the proposals to be submitted to TDS shareholders and participants in the solicitation are included in TDS’s preliminary proxy statement, and will be included in TDS’s definitive proxy statement when it becomes available. Investors and security holders are advised to reach such documents when they become available, because they will contain important information.

Shareholders and other investors may access such documents without charge when they become available on the SEC website, and on the TDS website, in the Investor Relations section on the SEC filing page. In addition, shareholders may obtain a free copy of the definitive proxy statement when it is available by contacting MacKenzie Partners at 800-322-2885, and with that I’ll turn the call over to Ken Meyers.

Ken Meyers  - TDS Executive Vice President and Chief Financial Officer

Thank you, Jane, and good morning. Just to be clear, I’m going to start with a few comments on the share consolidation amendment before talking about the quarter, so since there are two presentations I’m going to start on the presentation that’s labeled Share Consolidation Amendment on slide four.

As we have discussed on prior calls, our special common shares have presented challenges to the Company. First, the special common shares have traded at a substantial discount to the common shares, in large part, we believe due to their limited liquidity. As a result, we have not had an equity security that we could issue without causing extra dilution. The multiple classes of stock have also added complexity and confusion to the capital structure. And finally, having two publicly traded securities has diluted our trading volume, resulting in limited liquidity and discounts in both securities.

On slide 5, we have been looking for a solution to address these challenges presented by the special common shares for some time now, believing that while there are many strategic initiatives we need to address, this is an important first step. This morning we announced a proposed plan that we believe provides a clearer solution. Our proposed solution eliminates the discount, preserves our ability to issue shares in the future, and retains the relative voting power in place today. Specifically, our proposal entails three amendments. First, a share consolidation amendment. Second, a vote amendment, and lastly, an ancillary amendment which essentially amends and cleans up various obsolete and inoperative provisions.

Let me walk through those for you. Turning to slide 6. I want to review our rationale and explain why we believe the consolidation should be accretive to both classes. First, the combination could increase liquidity in the post-transaction common shares and potentially improve TDS’s overall valuation. Today, even our common shares are less liquid than our peers. By combining the common and special common shares into one class, we expect the resulting class of common shares to have greater liquidity. Versus other alternatives evaluated this proposal is the one with 100% certainty will eliminate the discount issue and eliminating the discount will increase our financial flexibility and allow us to take advantage of more strategic opportunities.

Today, all shareholders are diluted, if we issued discounted shares, and the impact of that dilutive effect is a barrier to us using the special common shares for any acquisitions. This combination would give us back an equity security. It would also reduce the dilution that occurs when we issue special common shares for compensation and benefit plans. Importantly, it would simplify our capital structure, something we hear feedback on constantly, and make TDS a potentially more attractive investment for other shareholders, as it would certainly be easier to understand and lastly, with more volume in just one publicly-traded security, the Company could qualify for additional indexes.

Slide 7. The share consolidation amendment would reclassify each common special common share into a common share on a one-for-one basis. We believe this is a fair exchange, given that the two securities already have the same economic rights, including dividend, merger and liquidation rights. It’s important to remember that the original intent in creating the special common shares was that the common shares and special common shares would have economic parity. I also want to note that the voting control of the Company, which resides in the voting trust, would not change as a result of this transaction.

Now, using slide 8, I’ll explain the vote amendment in greater detail. This is similar to the structure at Comcast and Ford, and works as follows. The Series A common shares are granted a total voting interest at whatever level they have immediately prior to the consolidation. At June 30, 2011, this number was approximately 56.7%. That leaves approximately 43.3% with the common shares, which after the reclassification, is the combination of the current common shares and special common shares. Since the number of common shares approximately doubles due to the consolidation, this means that each individual common share after the reclassification has approximately one half vote.

If additional common shares are issued in the future, the total vote controlled by the common shares remains unchanged at approximately 43.3%, for the votes per common share therefore would be reduced. Also, important to note is that the frozen vote percentage controlled by the Series A common shares would be capped at the level of the Series A common shares have immediately prior to the consolidation. While the voting power of the holders of the Series A common shares cannot increase above the initial cap, the voting power can be reduced if the number of outstanding Series A common shares decreases through either conversions to common shares, or otherwise.

It should also be noted that because the voting trust holds approximately 6 million special common shares, and because the special common shares would now get approximately one half vote per share, the transaction would result in the voting trust obtaining an additional 2.7% of the total voting power of all class of stock. This is the same as other holders of special common shares, who also will obtain additional votes as a result of the reclassification of their special common shares to common shares.

Turning to slide 9, as I noted earlier, we believe the proposed changes will simplify the capital structure of the Company. By reclassifying the special common shares into common shares, the Company can eliminate the discount of the special common shares and improve the liquidity of the common shares by combining the public load of the special common shares and common shares. The proposal also eliminates the dilution that occurs to all shares, because today, we have to issue a larger number of shares to account for the discounted desktop price, and these changes will also allow the Company greater financial flexibility for future strategic opportunities.

We also believe that a simplified capital structure can improve the attractiveness of the common shares, since having only one class of publicly-traded stock can reduce investor and employee confusion and can potentially improve the overall valuation of the Company. In a transaction such as this, which affects multiple share classes and various parties to the transactions in different ways, we believe it is important to provide multiple opportunities for independent validation.

To that end, this transaction has been approved by the full Board at TDS, including all of the independent Board members who have availed themselves of separate counsel as well as separate financial advisors. The Board has received a fairness opinion from our bankers, Citigroup, as to the fairness of the one for one ratio. And finally, the New York Stock Exchange has advised us that the share consolidation would not violate its listing rules, and ultimately, it will be the unaffiliated shareholders of each class of stock, voting separately that will determine the outcome of this proposal.

Slide 10. Let’s take a quick look at the required approvals. Of note, for purposes of this vote, unaffiliated holders well not include the TDS voting trust, members of the Carlson family that are TDS shareholders, or Directors or executive officers of TDS. Accordingly, the proposed transactions will require substantial support from disinterested public shareholders to be approved. I would also point out that both proposals must be approved for either to be effective.

Turning to slide 11, in terms of next steps. In about 2 to 8 weeks from today, depending upon whether or not the SEC reviews the preliminary proxy statement and the number and types of comments received, TDS would circulate a definitive proxy statement to shareholders. TDS would then schedule and hold a special shareholders meeting, about 30 days after the definitive proxy statement is distributed. If TDS shareholders approve the proposed transactions, additional Board action would be required to cause the amendments to the TDS certificate of incorporation to become effective.

When the Board takes such actions, Management would file a restated Certificate of Incorporation with the Secretary of State of Delaware to affect the share consolidation amendment, the vote amendment, and the ancillary amendment. It is intended that this would be filed to become effective promptly after the shareholder meeting, subject to the satisfaction of all other conditions or waivers thereof, if all of them.

Slide 12, as I said at the beginning of my remarks, we believe this transaction is an important and necessary step to address the complexity of our capital structure and should be considered demonstrative of the urgency and seriousness and Management, with the support of the Board, are working to build shareholder value. We will be happy to answer your questions at the end of our prepared remarks, about the quarter.

Now, I’d like to switch gears and review the second-quarter results, so please turn to that presentation. I will start on page 3. Before talking about the quarter, I have some sad news to pass along. Jack Rooney, the CEO — former CEO of U.S. Cellular passed away in late July. As most of you know, Jack led U.S. Cellular for more than a decade and was instrumental in establishing U.S. Cellular as a premier Company in the wireless industry, known for its customer service excellence. We will always remain deeply appreciative of Jack’s exceptional leadership, and immeasurable contributions to U.S. Cellular.

Turning to the quarter, I would categorize the results for both of our businesses as solid. TDS Telecom held its revenues flat, and grew operating income 5%. U.S. Cellular saw nice growth in average revenue per unit, and inbound roaming revenue, helping to drive improvement and profitability, but gross customer additions remained short of our expectations. Across both business units, you saw an increased focus on cost management initiatives.

From a financing side of our business, we both pushed out maturities and lowered interest expense by refinancing debt at both the U.S. Cellular and TDS levels. U.S. Cellular sold $342 million of 6.95% senior notes and redeemed $330 million of 7.5% notes. Similarly, TDS sold $300 million of 7% senior notes and in May, redeemed $282.5 million of 7.6% notes. These redemptions required the companies to write-off $8.2 million and $7.2 million of previously capitalized debt issuance costs at U.S. Cellular and TDS respectively. These write-offs are recorded as interest expense in the quarter.

TDS’s overall effective tax rate in the quarter was extremely low at 9.1%, primarily as a result of tax benefits from State law changes. These tax benefits, along with some other discrete items, decreased income tax by $29.1 million. From a cash taxes standpoint, TDS expects to incur a taxable loss for federal income tax purposes as a result of the 100% bonus depreciation rules currently in effect. At this point, TDS plans to carry back this taxable loss to prior tax years, as recorded a $45.1 million in income tax receivables at June 30th. A portion of the loss will also be carried forward, generating a current deferred tax asset of almost $11 million.

In terms of stock repurchases, we made a decision to stop repurchasing TDS shares early in the quarter, as we began working on the share combination proposal we announced today. When a solution became more evident, we also stopped stock repurchases at U.S. Cellular. We will not resume repurchasing any shares until after the special meeting of shareholders I mentioned above.

The regulatory environment remains a critical factor in our business. On the wireless front, spectrum legislation has been getting a great deal of attention in Congress, though it recently became tied to the broader issues around the debt ceiling and federal budget. We hope to drive for new federal revenues will provide the needed impetus to move more aggressively in this area and accelerate plans to auction new spectrum for mobile broadband services. Apart from spectrum, we continue to work on competitive issues like device interoperability and exclusivities, issues that are getting renewed attention in the context of the proposed merger between AT&T and T-Mobile.

Turning to Universal Service, last week the FCC issued a public notice requesting comments on a recent industry proposal, as well as other proposals that have been filed. Our advocacy teams are reviewing the FCC’s notice, remain fully engaged on this issue.

Before I turn the call over to Mary, I’d like to introduce Vicki Villacrez, who will be speaking in a few moments. We are fortunate that Vicki stepped up to assume the role of TDS Telecom CFO, enabling Bill Megan to take on the leadership of TDS’s growing hosted and managed services initiative. Vicki has been with TDS for over 20 years, holding multiple accounting and finance roles. She most recently led our corporate financial planning and analysis group. And with that, I’ll turn the call over to Mary Dillon.

Mary Dillon  - U.S. Cellular President and Chief Executive Officer

Great. Thank you, Ken, and good morning, everyone. I’m going to begin our prepared comments with an overview of the quarter, and Steve will follow with a review of our financial and operating results for the second quarter.

Our performance for the quarter was mixed. We grew post-paid ARPU for the fifth consecutive quarter, maintained low post-paid churn and increased service revenue and profitability; however, our gross additions and overall subscriber results were disappointing, and I’ll talk more about that in a minute. We’re pleased with the increases in revenues and profitability that we’re reporting this quarter. Admittedly, some of the profitability improvement was due to lower gross adds, which reduced our sales and marketing expenses, but it also reflects higher ARPU and increased inbound roaming revenues, as well as actions to manage costs.

Digging a little deeper into the performance highlights for the quarter, smartphone data plan penetration helped to increase post-paid ARPU and as more customers migrate to our Belief Plans, they are choosing more data packages, which leads to higher ARPU. Our post-paid churn of 1.4% was a slight year-over-year improvement, and on par with the first quarter. We’re preparing for the first wave of our 4G LTE launch, our network development is on track and we’re working with our OEM partners on completion of our launch devices.

And now I’ll discuss our customer results in more detail. This is an area of continued challenge and focus for U.S. Cellular. In both the post-paid and pre-paid segments, our competitors continue to aggressively price and promote handsets to win new customers. Also, there’s been significant changes in pricing strategies recently, with further adoption of tiered pricing for data, a shift we applaud, but also further planned price reductions in both segments that increase the pricing pressure in the marketplace. We’re monitoring these changes and will modify our pricing as appropriate. That said, improving gross adds, particularly in the post-paid market, is a high priority, and we’re focused on driving awareness and motivating more customers to put us in their consideration set, when shopping for a new wireless carrier. When we are in that consideration set, we have the best conversion rate in the industry.

So, some of the initiatives that we have lined up to improve gross adds include the following. Continuing to clearly communicate our strengths and differentiators through our new advertising campaign, which we launched in May, that encourages customers to switch to U.S. Cellular and be with the happiest customers in wireless, which is the claim based on leading ratings and satisfaction, network and customer service from a major consumer research company. The early read is that we’re increasing recall and brand awareness, and we’re continuing to build on this campaign with new execution starting this week. Over time, we believe this will lead to stronger gross adds performance.

We also will be leveraging our most passionate customer advocates to enlist and empower them to drive referrals through a new social media program starting next month. We’re driving device demand with an expanded line-up including the four new Smartphones and new tablet we introduced in the second quarter. We’ll also keep the momentum strong with great devices in the back half of the year including a new Motorola smartphone and our third tablet. Our retail stores will be refreshed to create a more effective and inviting shopping experience.

We’re also enhancing our promotional efforts to drive deeper consumer impact and store traffic. For example, in September, we’ll be complementing our strong offers with the launch of Calling All Communities, a grass root program that provides $1 million to the 18 local schools in our footprint that generate the most votes over the back-to-school period. And finally, we’re utilizing robust insights and analytics to make even more effective use of our marketing spending.

On the margin front, as our guidance indicates, we don’t anticipate them remaining at this level for the remainder of the year, particularly as we take actions necessary to stimulate customer adds in the heavily promotional fourth quarter; however as I hope you can see from our performance this quarter, we’re focused on improving the bottom line.

Steve Campbell will now walk you through our financial and operating results. Steve?

Steve Campbell  - U.S. Cellular Executive Vice President - Finance, Chief Financial Officer and Treasurer

Thank you, Mary, and good morning, everyone. U.S. Cellular’s results reflect the continuing challenges of an extremely competitive market in a sluggish economy in which carriers continue to fight for a dwindling pool of new subscribers, and the costs of acquiring switchers are significant.

As you can see on slide 7, retail gross additions were 226,000, down from 307,000 in the prior-year quarter. In the post-paid segment, there was a net loss of 41,000 customers as the decline in retail gross additions was partially offset by a slight improvement in churn. In the prepaid segment, we had a loss of 17,000 customers, so in total, we lost 58,000 retail customers in the second quarter this year, compared to net additions of 7,000 last year.

Slide 8. As shown here, post-paid churn improved to 1.38% from 1.43% last year. We continue to see benefits as more customers sign up for Belief Plans, and begin to enjoy the exceptional value and service we provide. The increasing level of family plans is also contributing to this improvement in churn.

Our smartphone sales and penetration continue to grow. As you can see on slide 9, during the second quarter, we sold 308,000 Smartphones, which represented 40% of total devices sold. This compares to the second quarter of 2010 when we sold about 136,000 Smartphones, or about 16% of the total units sold. Smartphones now represent almost 23% of our post-paid subscriber base, compared to only 10% at the end of the second quarter of 2010. While the cost to subsidize these devices is greater, we expect average revenue per customer will continue to benefit over time, from the inclusion of these devices in our subscriber base.

Turning to the P&L. As you can see on slide 10, service revenues for the quarter were just over $1.0 billion, which is an increase of $29 million or 3% from last year. Breaking that down a bit further, retail service revenues were relatively flat at $869 million. Competition on service plan pricing over the past several quarters has continued to put downward pressure on revenues, as has a loss of subscribers, but our increase in smartphone penetration and its impact on data revenues has allowed us to offset this downward pressure. Inbound roaming revenues increased once again, growing $22 million or 36% year-over-year to $83 million, primarily a result of increased data roaming traffic and we expect to see continued strength in this very high-margin business.

If you’ll now turn to slide 11. You will see our continued improvement in post-paid ARPU, including data. Despite the overall competitive environment and the significant downward pressure on voice pricing over the past several quarters, post-paid ARPU was up 2.6% to $51.84 in the quarter, up from $50.55 a year ago. Post-paid ARPU is starting to reflect the impact of our strong sales of Smartphones, starting late in the fourth quarter of last year and the migrations to Belief Plans.

As part of the required accounting for the Belief Plans, U.S. Cellular defers a portion of its revenues to properly account for the loyalty reward program. In the quarter, the Company deferred $8.7 million in net revenue which, had it been recognized as service revenue during the second quarter would have added approximately $0.60 to post-paid ARPU. As the points are redeemed or used in the future, the revenue will be recognized as either service or equipment revenues, depending on how the points are used.

Slide 12 shows the net loss on equipment for the quarter was $94 million, down $10 million from last year. We have fewer transactions, reflecting fewer gross adds. In addition, the average loss per device sold improved almost $9 per unit year-over-year, even with the shift in mix to Smartphones, due to increased margins on the lower-priced feature phones.

Going back to costs and expenses on slide 10. System operations expenses of $228 million were up $14 million or 7% year-over-year. This was due primarily to higher usage and roaming expenses, as our customers use more data services both on and off our networks. Through June of this year, total data network usage increased nearly 400% over the same period last year. SG&A expenses of $426 million decreased $19 million or 4% year-over-year, due to reductions in a number of categories reflecting fewer customers and sales transactions, as well as lower spending on our ongoing enterprise initiatives. Operating cash flow for the second quarter of $254 million was up 21% compared to last year’s $209 million, and operating cash flow margin was 25.3% compared to 21.5% in the second quarter last year.

Below the operating income line as shown on slide 13, total investment and other income net for the quarter was $11.6 million, including earnings of approximately $14 million related to our interest in the Los Angeles partnership. Net income attributable to U.S. Cellular shareholders totaled $73.9 million, or $0.87 per diluted share, versus $40.8 million or $0.47 per share in 2010. This significant increase reflects higher operating income, a lower effective tax rate as Ken mentioned in his comments earlier, and a one-time gain on investment.

We generated cash flow from operating activities of $222 million compared to $251 million last year and net of capital expenditures of $162 million, free cash flow of $60 million down from $118 million in 2010, due to an increase in working capital, primarily inventory, as we build for new device launches in the second half of the year. U.S. Cellular’s balance sheet remains sound and we have significant liquidity and financial flexibility, together with expected cash flow from operations, and funds available under our revolving credit facility to meet our financing needs. At June 30, cash and short-term investments totaled $525 million, and we have about $300 million of unused borrowing capacity under our revolving credit agreement.

Our guidance for the full year 2011 is contained in today’s press release and is shown on slide 19. We brought the bottom end of the ranges for operating income and adjusted OIBDA up by $25 million to reflect our strong first-half performance. And now I’ll turn the call over to Vicki Villacrez. Vicki?

Vicki Villacrez  - TDS Telecom Vice President, Finance and Chief Financial Officer

Thank you, Steve. Good morning, everyone. I’m pleased to report TDS Telecom second quarter performance was highlighted by, one, growth in ILEC data revenues, including the effects of hosted and managed service acquisitions; two, ongoing initiatives to stabilize revenues and line losses; and three, continued cost control efforts.

As you can see on slide 17, for the quarter, Telecom’s combined ILEC and CLEC revenues were essentially the same as last year’s second quarter. ILEC revenues grew 1.1%, with growth in high speed data and our HMS acquisitions more than offsetting declines in voice and network access revenues. CLEC revenues declined 3.7%, reflecting our plan to limit investment in new residential customers, as commercial revenues stayed flat.

Turning to slide 18. ILEC data revenues increased 16% in the second quarter, driven by high speed data subscriber additions and also by our acquisitions of VISI and TEAM, which provide hosted and managed services. High speed data subscribers grew 6% year-on-year. We continue to attract healthy levels of new customers and they are taking higher speeds. Over 80% of our data subscribers are taking speeds of 3 Megabits or greater and 16% are taking greater than 10 Megabit speeds. Our high speed data penetration over access lines has increased to 47%, up five percentage points from last year. In a similar manner, our residential DSL penetration has advanced to 60% of primary residential lines. Residential DSL ARPU remains stable at nearly $37 as migration to higher-speed service offsets competitive pricing pressures.

The decline in ILEC voice revenues was driven by the continued trend in physical access line loss as you can see on slide 19. Line loss was 5.5%. Our Star Voice packages continue to help us mitigate line loss. At June, we had 191,500 customers on these plans, which are 52% of our residential customer base, up from 38% at this time last year. We now have 61% of our residential customers on some type of voice package.

On slide 20, we continue to emphasize our triple play bundles. Voice, data and video, with video offered primarily through our partners, Dish Network. We added 2,700 net triple play subscribers in the quarter, bringing our penetration of residential lines to 26%. We know the importance of bundling and reducing churn. Churn on our triple play customers is very low, at roughly 0.5% per month. We have had measurable success with our bundled offerings, with 63% of our residential customers on a double or triple play bundle, up from 57% last year.

In the commercial segment, slide 21, we continue to lead with our hosted IP service we call managed IP, for both ILEC and CLEC, we now have 35,000 stations installed, an increase of 12% sequentially, and 79% more this time last year. Turning to the P&L on slide 22, consolidated cash expenses were down 2.1% for the period. A discrete item recorded in 2010 for an asset loss decreased expense $1.7 million in 2011. Lower expense in the CLEC is in line with fewer residential customers. We have maintained our focus on cost control and continue to seek greater efficiencies throughout our organization. All-in, operating cash flow for the quarter increased to $70 million, improving our margin by 130 basis points.

On July 1 we continued to expand into the hosted and managed services arena with the acquisition OneNeck IT Services Corporation, a premier provider of hosted application management, and managed IT hosting services to middle market businesses. Our strategy is to have a robust suite of HMS offerings, which will enable us to leverage the data center assets recently acquired with VISI and TEAM. This is an exciting complement to our business as we move further into the rapidly-growing hosted and managed services area. Additionally, we will continue to evaluate acquisition opportunities, both in managed services, as well as in our more traditional small RLEC markets.

Finally, reflecting both the overlay of the OneNeck acquisition on our outlook for the remainder of the year and the discrete items which impacted results, we have modified our guidance as shown in the press release and on slide 24. As a result of the OneNeck acquisition, we are raising the revenue range to $800 million to $830 million and due to both the OneNeck acquisition and discrete items which occurred during the first half, we are increasing the operating cash flow range to $270 million to $300 million. I will now turn the call back to Jane McCahon.

Jane McCahon  - TDS Vice President, Corporate Relations

Thank you. Operator, we would now like to open up the call for questions, and I’d like to note that also available for questions on the call today is Alan Ferber from U.S. Cellular, Executive Vice President, Chief Strategy and Brand Officer and Bill Megan, the President of our HMS operations. Operator?

Operator

Thank you.

(Operator Instructions)

Thank you. Our first question is from the line of Phil Cusick with JPMorgan Chase. Please state your question.

Richard Choe  - Macquarie Research Equities - Analyst

Hi, this is Richard for Phil. Can you give us a little more color on the potential impact of the recently proposed USF and the ICC reform long term?

Mary Dillon  - U.S. Cellular President and Chief Executive Officer

Yes, I’ll make a couple comments. This is Mary, and Ken will add. We are actively working on that topic in terms of our response to that, and we are disappointed, frankly, with the current direction of that because it doesn’t really reflect the national broadband plan direction, and even consumer movement towards wireless. So it’s something that we feel that there’s probably a better plan that can be put in place, so we’ll be working with our regulatory team to propose an alternate solution to that.

Ken Meyers  - TDS Executive Vice President and Chief Financial Officer

Yes, I would agree that what we have is a proposal that’s out there. There’s a process where there will be a lot of advocacy going on, and it’s impossible to ask me what the impact is of something that’s quite frankly as uncertain at this point.

Richard Choe  - Macquarie Research Equities - Analyst

Great and on the wireless side, post-paid ARPU was up and it seemed like it accelerated in the quarter. How much of it came from the Smartphone side versus maybe the increase in the feature phone data and could we see that kind of growth in ARPU sequentially going forward?

Steve Campbell  - U.S. Cellular Executive Vice President - Finance, Chief Financial Officer and Treasurer

Well, I think it’s hard to actually say how much is Smartphone verses feature phone data, but as we said in the prepared comments, we are seeing increased penetration of Smartphones, nice growth there. We are definitely seeing uptake of data on feature phones and data revenue is a big driver for the growth that we’ve seen in ARPU, and we would expect to see continuing growth in ARPU over time, both due to the data adoption but as customers move to our Belief Plans, which have bundled data and offer nice value to customers.

Richard Choe  - Macquarie Research Equities - Analyst

Great. Thank you.

Operator

Thank you. Our next question is from Sachin Shah of [TeleFirma]. Please state your question.

Sachin Shah  - TeleFirma - Analyst

Hi, good morning. Thanks for taking my question. So a couple questions.

So there isn’t necessarily a timeline of — you provided a timeline, but there isn’t a time frame of when you expect the reclassification to occur. Is it essentially the fourth quarter?

Ken Meyers  - TDS Executive Vice President and Chief Financial Officer

There isn’t a timeline now because the process starts today with the filing of the preliminary proxy statement. The SEC now weighs in and decides whether they’re going to review, and how long that process will take. Generally speaking, that could be the next eight weeks. After that we’ll issue a final proxy, and 30 days after the final proxy gets issued is when you would see a shareholder meeting, so from where we sit today, it is probably fourth quarter but there’s a lot of uncertainty. It starts today when you file with the SEC.

Sachin Shah  - TeleFirma - Analyst

Okay, now you mentioned in the presentation, this reclassification allows you to kind of pursue strategic initiatives or other strategic initiatives. Maybe can you talk about the consolidation in an industry that’s still occurring? Obviously with T-Mobile/AT&T and how you guys kind of envision USM kind of fitting in that role or what the future of USM is, in participating in the consolidation. And the second part of that is, there’s

I think a 17% or 18% minority interest so does this reclassification allow you to roll up that minority interest that you currently don’t own? Does one thing have to do with another, in light of everything that’s going on, including the consolidation that’s occurring in the industry?

Ken Meyers  - TDS Executive Vice President and Chief Financial Officer

Wow, a lot of different pieces to that one. Let’s see if I can hit some of them.

Sachin Shah  - TeleFirma - Analyst

Thank you.

Ken Meyers  - TDS Executive Vice President and Chief Financial Officer

Start with our strategy at U.S. Cellular is to differentiate our services around what we deliver the customer, we think we can do that in the areas that we operate today. We are always looking for new opportunities to expand into adjacencies from where we’re at but not go to other corners of the country where we can’t leverage our network and brand presence, kind of our core M&A strategy at U.S. Cellular. We continue to look at different transactions as they’re presented, and to the extent that opportunities present themselves out of a possible T-Mobile/AT&T acquisition, I would expect we would look at those like we have every other one in the past.

With respect to the roll up in 2007, we stated that we are no longer pursuing the buy-in of the U.S. Cellular minority interest due to the disparity in valuations that existed between TDS special common and the U.S. Cellular shares. And clearly the discount in the TDS common contributes to that, but it’s important to note that filing remains in effect today and there have been no changes in that regard.

Sachin Shah  - TeleFirma - Analyst

Okay, thank you very much.

Operator

Thank you. Our next question is from Rick Prentiss with Raymond James. Please state your question.

Richard Prentiss  - Raymond James & Associates - Analyst

Good morning.

Jane McCahon  - TDS Vice President, Corporate Relations

Good morning, Rick.

Richard Prentiss  - Raymond James & Associates - Analyst

Two questions if I could. Simple questions but probably complicated answers. Smartphones, you guys talked about the success you’ve had rolling them out. One of the questions we’ve been asking a lot of the carriers this quarter is, the thesis that a lot of people looked at is that Smartphones should lead to higher ARPU we’re seeing some of that, should lead to lower churn, a little bit of that. But when you look at the formula what you have to pay to subsidize for a Smartphone and the data usage on the network from a CapEx and OpEx standpoint, do you feel comfortable that deploying Smartphones does lead to higher ARPU, lower churn, and eventually does produce the return on invested capital that you’re trying to achieve?

Alan Ferber  - U.S. Cellular Executive Vice President, Chief Strategy and Brand Officer

Sure. Hi, Rick. This is Alan Ferber. We do. Obviously the economics of Smartphone customers are changing both on the revenue side and on the cost side. On the cost side, one of our strategies is to ensure that we have a very diverse portfolio of Smartphones, and so the cost of our Smartphones on a blended basis are coming down. We expect by the end of this year for example, to have around four sub-$200 cost Smartphones. And so when you blend that across our overall portfolio, it impacts the cost side of it.

At the same time, we have also talked about things like tiered data pricing on a going-forward basis. We do believe that has at least two major benefits. The first is to align data revenue with data costs better, and the second is to, in combination with the lower-cost Smartphones, enable more customers to get into a Smartphone. We expect to introduce tiered data pricing some time over the next two to three quarters, and the combination of all of that will increase Smartphone penetration as well as revenue and better cost controls.

At the same time, our move to LTE will also lower our data usage costs as well. In the short-term, that will have an impact on high end device costs, but over the long run, it will certainly make the economics much more attractive.

Richard Prentiss  - Raymond James & Associates - Analyst

That leads to the second question I had is, on the 4G LTE, you guys are rolling it out in region. Is it important to have roaming partners for 4G outside of your market, and if so, how do you compare the different options that are starting to come up when you look at what frequencies are being offered, what time frame as far as devices becoming available, just how you think through. And obviously, last week another long time industry veteran, John Stanton, introduced they were going to announce a roaming concept, contingent on funding, but as you look at 4G out of region, how important and how do you consider the options that are out there.

Alan Ferber  - U.S. Cellular. Executive Vice President, Chief Strategy and Brand Officer

So, this is Alan again. Certainly in the long run, having LTE roaming will be important for the overall experience of our users. I think in the short run, we’re not sure that’s as critical given that the content and the applications that leverage 4G are somewhat immature still. That being said, I think our roaming partners in LTE world become much more diverse, and we are pursuing all those active discussions as we speak.

Richard Prentiss  - Raymond James & Associates - Analyst

Great. Thanks.

Operator

Thank you.

(Operator Instructions)

Our next question is from James Moorman of Standard & Poor’s. Please state your question.

James Moorman  - Standard & Poor’s - Analyst

Yes, hi. Good morning. First of all with what’s going on with your net additions? Are you seeing any impact at all from the potential T-Mobile acquisition in terms of, one normally would think that would be a great area for you to put subscribers but is it kind of being offset from competition you’re seeing by other prepaid carriers. And also secondly, could you also just talk a little bit about what you’re seeing on the tablet front? I know you’re rolling out more tablets. Are you seeing any significant contribution to data revenue yet from that source? Thanks a lot.

Mary Dillon  - U.S. Cellular President and Chief Executive Officer

Great. Thank you. This is Mary Dillon. First of all on the net additions, I want to reiterate that our churn is basically flat to slightly better than it has been. So we feel that we’re holding our own as it relates to retaining our customers, and there’s a highly competitive battle for gross adds, and we want to get more of those, and we’re very focused on improving our net adds. But we feel good about the churn impact and the churn results that we have.

In T-Mobile, we don’t overlap with them deeply in every market that we operate in. We’re certainly paying close attention to those customers and in the markets we do compete with T-Mobile, and they’re interested to look for other carriers. And so in general, what we’re doing is really just continuing to play our offense, which is to really be the differentiated carrier that we are making sure that people are aware of our great network, our great customer service and our increasingly-competitive line up of handsets to compete against all carriers. So, tablets?

Steve Campbell  - U.S. Cellular Executive Vice President - Finance, Chief Financial Officer and Treasurer

Yes, in terms of those, we are seeing nice growth in tablets. We are selling two right now. We have a third launching later this year, and in terms of data revenue contribution, it’s still pretty small.

James Moorman  - Standard & Poor’s - Analyst

Okay, thanks.

Operator

Thank you. Our next question is from Kevin Roe of Roe Equity Research. Please state your question.

Kevin Roe  - Roe Equity Research - Analyst

Thank you, good morning. A couple wireless. First, on roaming. You mentioned it’s coming from data. Can you talk about the carriers that are driving that big increase year-over-year, and I guess the first half was 20%-plus percent in Q1, 30%-plus in Q2. Is this a type of year-over-year growth we should expect for the second half?

Steve Campbell  - U.S. Cellular Executive Vice President - Finance, Chief Financial Officer and Treasurer

Well, I don’t think it’s a big secret our major roaming partners are Verizon and Sprint, and so you can infer from that that’s where the increase in volume is coming from. And you’ll recall that we discussed in previous calls going back, say maybe four to six quarters ago, that we had actually seen a dip in roaming revenue as a result of Verizon’s acquisition of Alltel and moving some of that on network, what we’re starting to see is the reversal of that as usage, especially data usage continues to grow. I think when you look out to the back half of the year, I think we still expect to see nice year-over-year growth in overall roaming revenues, again driven principally by data.

Kevin Roe  - Roe Equity Research - Analyst

Would you say decelerating or accelerating or unclear at this point?

Steve Campbell  - U.S. Cellular Executive Vice President - Finance, Chief Financial Officer and Treasurer

I wouldn’t, given that it’s not something that’s in our control. I think we again, I think we expect year-over-year but I wouldn’t hazard a guess on whether it’s accelerating or decelerating over the next quarter or two.

Kevin Roe  - Roe Equity Research - Analyst

That’s helpful and Ken, on the U.S. Cellular balance sheet, over $0.5 billion of cash the first half of this year. That’s materially higher than the cash balance has been in U.S. Cellular’s history. Is this dry powder for, as you mentioned earlier, the possibility of looking at divestitures from T-Mobile if that happens, or if the FCC gets their act together and we eventually have some spectrum to bid on, what’s the thinking there?

Ken Meyers  - TDS Executive Vice President and Chief Financial Officer

We had been shepherding I guess is a good word with the expectation of some activity around spectrum. We also, besides the AT&T/T-Mobile possibilities. There’s also the Company’s initiative around LTE. Those three things combined with the rather volatile markets of the last year have resulted in us being rather cautious with that cash balance right now.

Kevin Roe  - Roe Equity Research - Analyst

So if the spectrum issue drags on for potentially another couple years or longer, I guess it’s fair to say that you would maintain that stance of conservative cash balance.

Ken Meyers  - TDS Executive Vice President and Chief Financial Officer

Well, I can’t possibly look out that many years with the cash balance. I think it’s something we look at every year based upon what we see coming down the road, and the various alternatives that we have. But I won’t say that we won’t do anything for three or four years if we live in that much uncertainty around spectrum.

Kevin Roe  - Roe Equity Research - Analyst

But right now you’re comfortable with the cash balance where it’s at?

Ken Meyers  - TDS Executive Vice President and Chief Financial Officer

Yes, we are.

Kevin Roe  - Roe Equity Research - Analyst

Very good. Thanks, Ken.

Operator

Thank you. Our next question is from Adrian Meli of Eagle Capital. Please state your question.

Adrian Meli  - Eagle Capital - Analyst

Hello. I know you guys did a lot of work a couple years ago on whether a regional cellular company could still be relevant and look at waste in other industries and had some good data from it. I’m just curious if after the past couple quarters of results, we’ve now seen everybody lose share to AT&T and Verizon, if that was something you thought might happen short-term, or if its been really surprising. And if its been surprising, how long would you guys potentially consider losing subs before you do a strategic transaction or consider a sale?

Mary Dillon  - U.S. Cellular President and Chief Executive Officer

Well, this is Mary. Let me take a stab at this. I would say certainly, it’s not something that we want to continue to do in terms of our subscriber trends, and we’re very focused on competing. We’ve got lots of assets as it relates to being the top carrier as it relates to customer satisfaction. Network quality, customer service, and we believe that those benefits and assets of our brand and our Company are still to be discovered by more people.

So we have a couple of customer segments in which we operate very strongly and we believe we can grow in those segments as well. And once we have customers in our, once we’re in the consideration set of people that are converting or changing wireless carriers, we have a very strong, the strongest conversion rate from consideration to customers. So we believe that in the footprint that we’re in we still have growth that we can achieve, and that’s what we’re really focused on.

Adrian Meli  - Eagle Capital - Analyst

Thank you very much. I guess the question is more that I think in response, if there were anybody who had a chance of gaining share, it should be you guys, because you have such a strong brand and you’ve done such a good network build out and you own your towers. So is there a point in time — how are you evaluating the trends? There have been a lot of people who have made the case that this could become a long term duopoly and pretty much around the world, given spectrum and national advertising. Is it still your contention that it is a good regional business?

Ken Meyers  - TDS Executive Vice President and Chief Financial Officer

This is Ken. The answer is yes, we still think it is. I think there’s a lot of things that have gone on over the last 12 to 18 months around handset exclusivity, around technology changes that are going on right now, and quite frankly, the economy that have created a unique set of factors that the Company is working through. And we will evaluate where we stand another 12 months down the road as we do every year, and we see how those factors are playing out.

But right now, clearly a year ago, if we looked at handset exclusivity, I think we were in a more challenged position than we are today, having rolled out Android rather successfully, that has helped balance it a little bit. But that’s clearly one of the issues in front of the FCC right now, as they consider the consolidations going on in this industry.

Adrian Meli  - Eagle Capital - Analyst

Great. Thank you very much.

Operator

Our next question is from the line of Brian Furbush with Churchill Capital. Please state your question.

Brian Furbush  - Churchill Capital - Analyst

Hi, good morning. Just wanted to know if there were a classification leading to any sort of tax ruling from the IRS or other counsels before completing it? Thanks.

Ken Meyers  - TDS Executive Vice President and Chief Financial Officer

In fact we have an opinion already on the tax side that this would not change the tax basis of any of the shareholders, wouldn’t change their holding period, that’s tax-free to the Company.

Brian Furbush  - Churchill Capital - Analyst

Okay, great. Thanks very much.

Operator

Our next question is from Rick Prentiss of Raymond James. Please state your question.

Richard Prentiss  - Raymond James & Associates - Analyst

Yes, I have a follow-up on the handset issue, Ken. Clearly, the iPhone is an iconic device, Android has helped mute that a little bit. As you look out there, is there a time frame where the regionals can get at an iPhone? When do you think that might occur, just hypothetically, don’t want to put anybody in a box, but do you think they will come when iPhones can come out to somebody other than Verizon and T?

Ken Meyers  - TDS Executive Vice President and Chief Financial Officer

Great question, Rick, and the answer is I don’t know. And interestingly, I think it really plays back a little bit to the earlier question about how does this whole thing work when you’ve got high subsidies, and you’ve got a new network cost? Right now, some of those — the things that are exciting to me is to see what’s happening with the Android phone costs, that will allow carriers to start to recapture some of the economics needed to support that LTE investment, and the subsidization of those Smartphones. Whereas that works on a $200 Smartphone, but if I’m subsidizing $400 or $500 suddenly most of that revenue isn’t going to pay for the network. So I don’t know if we get it, and if we do, I’m sure it brings a heck of a lot of challenges with it.

Richard Prentiss  - Raymond James & Associates - Analyst

Sure. Related question, did you mention what percent of your base upgraded during the quarter?

Steve Campbell  - U.S. Cellular Executive Vice President - Finance, Chief Financial Officer and Treasurer

It was about 9.5%.

Richard Prentiss  - Raymond James & Associates - Analyst

9.5%. And final question, back to that formula, do Smartphones lead to a better return on capital, what would be something that would get you concerned? Obviously it sounds like handset certainly would be one of them. What else would get you concerned on, is that formula of Smartphones leads to the right return on capital? What would get you concerned it wasn’t working?

Mary Dillon  - U.S. Cellular President and Chief Executive Officer

Let me just add something. This is Mary, which is I think it’s a concern, but something that we’re looking to manage which would be getting paid for the data usage. And as Alan said, we’re actively working on our version of making sure that we’ve got the right balance of customer benefit and economics.

Richard Prentiss  - Raymond James & Associates - Analyst

Thanks, guys.

Operator

Thank you. There are no further questions at this time. I’d like to turn the floor back over to Management for closing comments.

Jane McCahon  - TDS Vice President, Corporate Relations

I’d like to thank you all for joining us on what I’m sure will be a very busy morning and we look forward to circling around and meeting with many of you over the next week or two. Thanks.

Operator

This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.